Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Hennessy Advisors, Inc. on Form S-3 (No. 333-222001) and Form S-8 (No. 333-188439) of our report dated November 28, 2018, with respect to our audits of the financial statements of Hennessy Advisors, Inc. as of September 30, 2018 and 2017, and for the years ended September 30, 2018 and 2017, and our report dated November 28, 2018, with respect to our audit of the effectiveness of internal control over financial reporting of Hennessy Advisors, Inc. as of September 30, 2018, which reports are included in this Annual Report on Form 10-K of Hennessy Advisors, Inc. for the year ended September 30, 2018.

/s/ Marcum LLP
Marcum LLP San Francisco, California November 28, 2018